EXHIBIT 10.41

AGREEMENT

This Agreement (this “Agreement”) is entered into as of 11 July 2005 by and between SES Global Satellite Leasing Limited, an Isle of Man company with offices at 15-19 Athol Street, Douglas, Isle of Man IMI 1LB (“SES”), and New Skies Satellites B.V. (“NSS”), a Dutch limited liability company with offices at Rooseveltplantsoen 4, 2517 KR, The Hague, The Netherlands.

WHEREAS, the Government of the Netherlands (the “Dutch Government”) secured rights to operate a telecommunications satellite at the 125° West Longitude orbital arc position (“125° West”) using the FSS frequencies pursuant to the “NSS-6” filing (CR/C/265) (the “NSS-6 Filing” or “FSS Filing”) and using the BSS frequencies pursuant to the “NSS-10 BSS” filing or (AP30-30A/E/305) (the “NSS-10 Filing” or “BSS Filing”) (the NSS-6 and the NSS-10 Filings being collectively referred to as the “NSS Filings”) made by the Dutch Government with the International Telecommunication Union (“ITU”) in accordance with the Radio Regulations of the ITU; and

WHEREAS, the Dutch Government granted NSS the exclusive right to operate a satellite at 125° West and exploit the rights afforded under the NSS Filings relating to such orbital position (the “NSS Authorization”); and

WHEREAS, other Administrations have also secured rights under filings (“Other Filings”) made with the ITU under which SES or an SES Affiliate (as defined in Section 2 (a) (i)) or an entity in which SES is interested is or will be authorized to operate a telecommunications satellite at 125° West or at an orbital position adjacent or nearby to 125° West using certain of the Ku-band frequencies overlapping with those contained in the NSS Filings (the “Overlapping Frequencies”). In this Agreement and for the avoidance of doubt, the phrases “Ku-band frequencies” or “Ku-band frequency assignments” shall include frequencies in the 10.95-11.2,11.45-12.75,13.75-14.5 and 17.3-17.8 GHz bands.

NOW THEREFORE, in consideration of the foregoing premises and the parties’ respective covenants and agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. Exclusivity Period. In consideration of SES’ payment of an option grant fee in the amount of US$500,000 (the “Option Grant Fee”) in accordance with Section 6 below, NSS agrees as follows:

(a)          From the date of this Agreement until 5:00 pm GMT on August 4, 2005 (the “Exclusivity Period”), NSS shall not

i.                  enter into any legally binding commitment or agreement with any third party nor

ii.               in any way act or fail to act in a manner,

that could reasonably be deemed to prohibit or materially prejudice SES from exercising, or substantially enjoying the benefits to be derived from the exercise of, the Option (as defined in Section l(b) below). SES may extend the Exclusivity Period on a day-to-day basis up to 5:00 pm GMT on August 11, 2005 or such longer period as the parties may agree by (i) providing at least 72 hours advance written notice to NSS before the first such extension and 24 hours advance written notice before each extension thereafter stating the date until which such an extension is requested and (ii) paying the sum of US$50,000 per day for each weekday (i.e., excluding Saturday and Sunday) to be included in the extension period in accordance with Section 6 below. Such additional amounts shall be deemed to be added to and a part of the Option Grant Fee.

(b)         NSS hereby grants SES the exclusive right but not the obligation to exercise the option described in Section 2 below (the “Option”) at any time prior to the expiration of the Exclusively Period. Subject to payment be SES of the Option Grant Fee, the Option shall not be revocable by NSS during the Exclusivity Period. In order to exercise the Option, SES shall deliver to NSS prior to the expiration of the Exclusivity Period a written notice of exercise in which SES states the SES Preferred Method of Proceeding (as defined in Section 2 below).

(c)          Notwithstanding the foregoing, nothing in this provision shall be deemed to prevent NSS from entering into discussions with any third party for the purpose of permitting NSS (or its designee) to bring the NSS Filings into use at 125° West in the event (or in anticipation of the event) that SES chooses not to exercise the Option granted hereunder.

2. Description of the Option

Upon exercise of the Option by SES in the manner described in Section l(b), SES shall be entitled to require NSS to take actions in accordance with Sections 2(a) and (b) below, as determined by SES in its sole discretion, in respect of the FSS Filing and the BSS Filing, respectively, and NSS shall be obliged accordingly to so act:

(a) FSS Filing. SES shall be entitled to elect (on a one-time only basis) either to (i) be authorized to bring the FSS Frequencies at 125° West into use using the FSS Filing (the “Dutch Method”) or (ii) be authorized to bring the FSS Frequencies into use at 125° West using one of the Other Filings (not being the FSS Filing) (the “non-Dutch Method”). SES’ election of the Dutch Method or the non-Dutch Method shall be stated clearly in its notice of exercise in accordance with Section l(b) above and shall be referred to herein as the “SES Preferred Method of Proceeding.”

(i) Dutch Method. In the event that SES elects the Dutch Method as the SES Preferred Method of Proceeding, then NSS shall use commercial best efforts to procure, within a period of sixty (60) days of the date of SES’ election, that SES or such affiliate of SES as SES shall in its sole discretion determine (including, without limitation, a corporate entity which SES shall cause at NSS’ request to be established in the Netherlands if such an entity is legally required or necessary to be established in order to obtain the relevant authorization and which entity shall be owned or controlled directly or indirectly by SES Global S.A.) (an “SES

Affiliate”) shall become validly and exclusively authorized by the Dutch Government to operate a satellite (and a follow-on satellite) at 125° West under the FSS Filing and to exploit the rights afforded under the FSS Filing relating to such orbital position without material negative limitation or condition, other than conditions (i) stated in or arising from the FSS Filing under the Radio Regulations of the ITU, or (ii) those relating to compliance with general provisions of Dutch law and regulation, (hereinafter “without material condition or limitation”). NSS shall use commercial best efforts to procure that such authorization and licensing by the Dutch Government will be achieved in consultation with SES by one of the following means:

(A) Direct grant of authorization by the Dutch Government to SES or an SES Affiliate under the FSS Filing; or

(B) Assignment and transfer of NSS’ rights under the NSS Authorization and all ancillary rights and licenses by NSS to SES or an SES Affiliate by executing and delivering to SES a legally binding deed of assignment (or similar legal instrument) in such form as SES may reasonably require (provided that such requirements shall not exceed those necessary to give legal effect to such assignment consistent with the intent and purpose of this Section 2(a)(i)) and which the parties shall use commercial best efforts to conclude expeditiously (in which case, NSS shall use commercial best efforts to cause the Dutch Government to consent in writing to such assignment and transfer without material limitation or condition); or

(C) As a least preferred alternative (and consequently NSS shall use reasonable endeavours to secure means (A) or (B) in preference to this means (C), due allowance being given to the amount of time required), sub-license of the rights granted to NSS under its authorization of NSS to use the FSS Filing by the Dutch Government and all ancillary rights and licenses to SES by executing and delivering to SES a legally binding sub-license (or similar legal instrument) in such form as SES may reasonably require (provided that such requirements shall not exceed those necessary to give legal effect to such sublicense consistent with the intent and purpose of this Section 2(a)(i)) and which the parties shall use commercial best efforts to conclude expeditiously (in which case, NSS shall use commercial best efforts to cause the Dutch Government to consent to such sub-license without material condition or limitation); or

(D) Such other lawful means as may result in SES or an SES Affiliate becoming authorized to operate a satellite at 125° West under the FSS Filing.

(ii) Non-Dutch Method. In the event that SES elects the non-Dutch Method as the SES Preferred Method of Proceeding, then NSS at its option and in consultation with SES shall either:

(A)      use commercial best efforts to cause the Dutch Government to deliver,

within sixty (60) calendar days of the date of exercise of the Option or such longer period as the parties may agree in writing, a letter substantially in the form of Exhibit A (or a letter having substantially the same intent and effect and providing substantially the same benefit to SES) to the particular Administration identified by SES In respect of 125° West or an orbital position adjacent or nearby to 125° West (the “Coordination Letter”); or

(B)        prior to the date of expiry of the FSS Filing, not operate nor authorize the operation of a satellite at 125° West under the FSS Filing. For avoidance of doubt, NSS shall comply with all of its obligations under this Section 2(a)(ii) by not bringing 125° West into use under the FSS Filing prior to such date. NSS shall use its commercial best efforts to cause the Dutch Government to notify the ITU in writing within the following 90 days that 125° West has not been brought into use (and, NSS shall provide SES with a copy of any such notification).

(b) BSS Filing. The Parties acknowledge and agree that the primary purpose of the Option is to provide authorization to SES under the FSS Filing as contemplated in Section 2(a). Nevertheless, in the event that SES exercises the Option, then regardless of the SES Preferred Method of Proceeding selected by SES with respect to the FSS Filing, NSS shall also use reasonable commercial efforts to procure, within one hundred and eighty (180) days of the date of SES’ election, that SES or an SES Affiliate shall become validly and exclusively authorized by the Dutch Government to operate a satellite (and a follow-on satellite) at 125° West under the BSS Filing and to exploit the rights afforded under the BSS Filing relating to such orbital position by any of the means described in Section 2(a)(i)(A)-(D) above without material condition or limitation.

(c) Further Undertakings. In the event that SES exercises the Option, the Parties further agree:

(i)             Risk of Failure to Locate a Satellite at 125° West. In the event that SES elects the Dutch Method as the SES Preferred Method of Proceeding, SES bears in its entirety any regulatory risk (with either the Dutch Government, the ITU or any other relevant authority) associated with losing (or failing to satisfy any condition in) any necessary authorization if such risk arises from the failure or refusal of SES either to locate an appropriate satellite at 125° West or to operate a satellite at 125° West within the parameters prescribed by the FSS Filing or any relevant law or regulation.

(ii)          Regulatory Cooperation. In the event that SES elects the Dutch Method as the SES Preferred Method of Proceeding and NSS procures authorization for SES or an SES Affiliate to use 125° West through a method other than direct authorization as described under Section 2(a)(i)(A)-(B) above (or similar provision for the BSS Filing), then NSS and SES (or the relevant SES Affiliate) shall cooperate in good faith, using reasonable commercial efforts to participate in ITU or other regulatory or coordination proceedings to permit the relevant authorized entity to fulfill obligations that may be necessary to maintain the authorization and comply with applicable law and regulation.

In this regard, such efforts to maintain the authorization and comply with applicable law and regulation shall include the following:

•                  NSS shall promptly provide SES with details of all correspondence received by NSS and the Dutch Government related to ITU matters associated with the NSS Filings,

•                  NSS shall take such actions on SES’s behalf as SES may reasonably direct that are necessary to assist the Dutch Government in progressing the coordination of the NSS Filings, including requesting the Dutch Government to send letters regarding the coordination to other administrations or to the ITU,

•                  NSS shall support the Dutch Government in connection with the NSS Filings by responding in consultation with SES in respect of matters that may from time to time occur in the normal course of business, including without limitation, filing fees discussions, space law issues,

•                  NSS shall provide complete extracts of all relevant provisions of frequency coordination agreements in respect of the NSS Filings entered into by NSS, together with the summary referred to in Section 9 (g), prior to exercise of the Option and NSS shall not enter into any further agreements affecting the NSS Filings without SES’s prior approval in writing. NSS agrees that, during the Exclusivity Period and, subject to exercise of the Option, thereafter, it shall not take any action or omit to take any action which has any negative affect on the said summary, and

•                  NSS shall take such actions on SES’s behalf as SES may reasonably direct that are necessary to require the Dutch Government to protect the NSS Filings, including without limitation the resolution of any interference event.

Notwithstanding the foregoing, the efforts required of NSS herein shall not mean that NSS has responsibility to develop the FSS or BSS Filings except as expressly provided in the last sentence of this paragraph, including responsibility for successful coordination of the FSS or BSS Filing, participation in proceedings of the US Federal Communications Commission or other national regulatory bodies outside of the Netherlands, successful resolution of any interference events, or engaging in public advocacy of SES or its commercial concerns at the ITU or other regulatory fora. For avoidance of doubt, SES shall be ultimately responsible for any such activities. In the event that NSS agrees to make any such efforts at SES’ requests, then NSS shall be entitled to be reimbursed by SES for such efforts at reasonable and customary time and material rates.

(iii)       Provision of TT&C. In the event that SES elects the Dutch Method as the SES Preferred Method of Proceeding and is required by the relevant Dutch Government authorization to provide satellite operations control (TT&C) of the satellite located by SES at 125° West from the territory of The Netherlands, then NSS agrees to enter into customary commercial arrangements with SES or an SES Affiliate in order to provide such services from its facilities in The Netherlands (but only for so long as NSS maintains such facilities in The Netherlands) for service fees no greater than NSS’ average cost to provide such service for NSS’ own satellites, provided, however, that SES shall bear any costs associated with providing the necessary equipment (including software), trained personnel and regulatory approvals (including, without limitation, US International Traffic in Arms Regulations (ITAR) approvals) to permit NSS to provide TT&C service to such satellite. NSS shall cooperate as necessary with SES to secure such regulatory approvals, including without limitation by concluding with SES a technical assistance agreement in agreed form so as to obtain such ITAR approvals.

(iv)      Regulatory Risk under Other Filings. In the event that SES elects the non-Dutch Method as the SES Preferred Method of Proceeding, SES bears in its entirety any regulatory risk (with either the ITU or the relevant regulatory authority in any country other than the Netherlands) that SES may not be able to operate a satellite at 125° West under any Other Filings, except in the event that such inability is the result of NSS’ failure to comply with its obligations under 2(a)(ii).

(v)         Other Notifications. In the event that SES elects the non-Dutch Method as the SES Preferred Method of Proceeding, and NSS subsequently elects the course of action described in Section 2(a)(ii)(A), then NSS shall procure that copies of the Coordination Letter and all applicable notifications are properly delivered to and made by the Dutch Government at the ITU in a timely fashion. NSS shall provide SES with a copy of the Coordination Letter following delivery of it by the Dutch Government to the particular administration described in Section 2(a)(ii)(A).

(vi)      Other regulatory approvals. In the event that SES elects to exercise the Option, then it shall be the responsibility of SES to procure any and all regulatory approvals (except as otherwise contemplated in Section 2(a)-(b) above) in any relevant jurisdiction that may be necessary to operate a satellite at 125° West. Without limitation, it shall be the responsibility of SES to obtain any ITAR approvals and, as the case may be, market access approvals from national regulatory authorities other than the Netherlands for SES and the SES Affiliate to implement the undertakings in this Agreement. In the event that SES elects the Dutch Method as the SES Preferred Method of Proceeding and NSS procures authorization for SES or an SES Affiliate to use 125° West through a method other than direct authorization as described under Section 2(a)(i)(A)-(B) above (or similar provision for the BSS Filing), NSS acknowledges that its continued cooperation may be required to secure certain regulatory approvals from the Dutch Government as well as the aforementioned market access approvals and agrees to provide (at SES’ expense) such support as may be reasonably necessary to obtain, or avoid the requirement to obtain, such approvals.

(vii)   Non-objection to Other Filings. Subject to the last sentence of this Section 2(c)(vii), in the event that SES elects to exercise the Option, then NSS shall not object in any forum if SES or an SES Affiliate or any entity permitted or authorized by SES brings into use any of the NSS Filings or any of the Other Filings by operating a spacecraft operating transponders using the Overlapping Frequencies nor shall it object in any forum to any filing made or approval sought pursuant to or in connection with the NSS Filings or the Other Filings (including without limitation in any frequency coordination meeting). NSS will further ensure that any present or future operations and use of or authorized by NSS or any affiliate of NSS or any entity authorized by NSS with respect to any frequencies, orbital locations or ITU filings at 125° West or, where they use frequencies in the same band as those included in the NSS-6 Filing, less than two (2) degrees adjacent to 125° West, or, where they use frequencies in the same band as those included in the NSS-10 Filing, less than six (6) degrees adjacent to 125° West, shall require the prior written consent of SES, such consent not to be unreasonably withheld or delayed or conditioned (provided, however, that nothing in this provision shall be deemed to apply to any entity that acquires (by any means) all or substantially all of the business and assets of NSS). For the avoidance of doubt, the parties agree that any future operations and use of or authorized by NSS or any affiliate of NSS or any entity authorized by NSS with respect to any frequencies, orbital locations or ITU filings (other than the NSS Filings which shall be addressed by this Agreement) two (2) or more degrees adjacent to 125° West (in the case where they use frequencies in the same band as those included in the NSS-6 Filing), or six (6) or more degrees adjacent to 125° West (in the case where they use frequencies in the same band as those included in the NSS-10 Filing) are not intended to be and shall not be addressed by this Section 2(c)(vii), but shall be addressed by the parties in accordance with the relevant international and national treaties, laws, rules, and regulations then applicable.

3. NSS Representations and Warranties and Undertakings. Subject to the provisions of Section 5 below, NSS represents and warrants that, at the date of this Agreement, NSS has not brought into use any of the Ku-band frequency assignments pursuant to the NSS Filings at 125° West or at an orbital position, (i) in the case of those frequency assignments included in the NSS-6 Filing or within the same band, within five (5) degrees or less adjacent to 125° West which are co-frequency with those of any of the Other Filings, and (ii) in the case of those frequency assignments included in the NSS-10 Filing or within the same band, within ten (10) degrees or less adjacent to 125° West which are co-frequency with those of any of the Other Filings, nor authorized any other person or entity to use any of the NSS Filings, nor traded, assigned, transferred, licensed, or in any way entered into any legally binding agreement with any third party to do the same with respect to any of the NSS Filings. Furthermore, NSS undertakes to SES that it shall not take any of those actions described in the preceding sentence from the date of this Agreement during the Exclusivity Period or, in the event that SES exercises the Option and pays the consideration therefor in accordance with the terms of this Agreement, thereafter.

4. Termination

(a) Termination Due to Failure of Performance by NSS. In the event that SES exercises the Option as described in Section l(b) and, (i) NSS does not comply with its obligations in Section 2(a), and such unexcused failure of compliance shall remain uncured for a period of (30) days following the delivery of written notice from SES to NSS, or (ii) an authorization that is required to be procured by NSS from the Dutch Government in accordance with the provisions of Section 2(a) is not so procured following the aforementioned notice and 30-day cure period, or (iii) there is a material breach of any of the representations and warranties given by NSS in this Agreement and such breach shall remain uncured following the aforementioned notice and 30-day cure period, then, without prejudice to either party’s rights and remedies, including without limitation in respect of an antecedent breach, SES shall be entitled to terminate its applicable obligations under this Agreement, which on such termination shall have no further force and effect; provided, however, that the obligations in this Section 4 and in Sections 16, 17, 18 and 20 hereof shall survive any such termination. Furthermore, on such termination, NSS shall refund to SES the Option Grant Fee and the Option Exercise Fee in full, together with an interest charge of 8% p.a. accruing on a daily basis from the date of payment by SES.

(b) Termination Due to Failure of Performance by SES. In the event that, at any time prior to payment by SES to NSS of the Option Exercise Fee (but at no time thereafter), SES does not comply with its obligations in this Agreement, by taking actions or failing to act in a manner so as to hinder, delay or undermine NSS’ efforts or ability to obtain any authorization, make any required notification or undertake any other action that may be required or desirable in order for in each case NSS to perform its obligations pursuant to Section 2(a), and such unexcused failure of compliance shall remain uncured for a period of thirty (30) days following the delivery of written notice from NSS to SES, then without prejudice to either party’s rights and remedies, including without limitation in respect of an antecedent breach, NSS shall be entitled to terminate its obligations under this Agreement which on such termination shall have no further force and effect; provided, however, that the obligations in this Section 4 and in Sections 16, 17, 18 and 20 hereof shall survive any such termination. Furthermore, on such termination, NSS shall be permitted to retain the Option Grant Fee if such termination event occurs during the Exclusivity Period. Nothing in this Section 4(b) is intended to limit any right or remedy that NSS may have at law or in equity against SES in the event that, following SES’ exercise of the Option, any uncured failure of compliance by SES contributes to NSS’ inability to obtain a required authorization that would otherwise entitle NSS to receive the Option Exercise Fee.

5. Non-exercise of Option. In the event that the Option is not exercised by SES prior to the expiration of the Exclusivity Period, the Option shall lapse and this Agreement shall have no further force and effect unless renewed and extended by mutual consent of the parties; provided, however, that the obligations in Sections 16, 17, 18 and 20 hereof shall survive any such termination. The Option Grant Fee is nonrefundable, notwithstanding SES’ failure to exercise the Option for any reason, except as provided in Section 4.

6. Payment of Option Grant Fee. Within ten (10) business days of the date of this Agreement, SES shall pay to NSS by wire transfer the Option Grant Fee to the following account:

Account Name:	New Skies Satellites BV
Account Number	52.73.52.993
Bank:	ABN AMRO Bank NV
Address:	Gustav Mahlerlaan 10,
1000 EA Amsterdam
The Netherlands
SWIFT:	ABNANL2A

In the event that SES extends the Exclusivity Period pursuant to Section 1 of this Agreement, then SES shall pay to NSS the total amount of the fees for such extension by no later than 21 August 2005 or such later date as the parties may agree.

7. Payment of Option Exercise Fee. Following exercise of the Option, SES shall pay to NSS by wire transfer the sum of Nine Million United States Dollars (US$9,000,000) (the “Option Exercise Fee”) as follows:

(a) in the event that SES elects the Dutch Method as the SES Preferred Method of Proceeding, then no later than ten (10) days following the delivery by NSS to SES of a valid copy of the relevant authorization and other documents required to be executed by NSS as specified in Section 2(a)(i), SES shall pay to NSS the Option Exercise Fee; or

(b) in the event the SES elects the non-Dutch Method as the SES Preferred Method of Proceeding, then SES shall pay to NSS the Option Exercise Fee on the earlier of the following dates: (i) the date that is ten (10) days after delivery of the Coordination Letter by the Dutch Government to the relevant Administration contemplated in Section 2(a)(ii)(A) hereof; or (ii) assuming the circumstances contemplated in Section 2(a)(ii) (B) apply, the date that is ten (10) days after delivery of the written notification by the Dutch Government to the ITU contemplated in Section 2(a)(ii)(B) hereof.

SES shall make payments of the Option Exercise Fee to the following account:

Account Name:	New Skies Satellites BV
Account Number	52.73.52.993
Bank:	ABN AMRO Bank NV
Address:	Gustav Mahlerlaan 10,
1000 EA Amsterdam
The Netherlands
SWIFT:	ABNANL2A

8. [Intentionally omitted]

9. NSS hereby represents and warrants to SES on the date of this Agreement and which shall be deemed repeated on the date of exercise of the Option and on each date an authorization is duly delivered pursuant to Section 2 (in the case of the Dutch Method being chosen) or on the date of the delivery of the Coordination Letter (in the case of the non-Dutch Method being chosen) that:

(a) It has the right, power and authority to enter into and perform its obligations under this Agreement;

(b) The execution, delivery and performance by NSS of this Agreement has been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by NSS of this Agreement, and this Agreement constitutes a valid and legally binding obligation of NSS, enforceable in accordance with its terms;

(c) The fulfillment of its obligations will not constitute a material violation of any existing applicable laws of any governmental entity or contract to which it is subject;

(d) The statements concerning NSS and the NSS Filings in the Whereas clauses above are true and accurate;

(e) It has not granted any rights or incurred any obligations to act or refrain from acting in connection with 125° West or the NSS Filings;

(f) NSS possesses all rights under the NSS Authorization, a true and complete copy of the NSS Authorization has been shown to SES’ counsel subject to a nondisclosure obligation and shall be made available to SES at SES’ written request, subject to a commercially standard confidentiality undertaking being executed by the parties, following SES’ exercise of the Option. There are no other material provisions of Dutch law or regulation concerning the NSS Authorization and its use, including without limitation any milestones for bringing in to use the NSS Filings, except as provided in the NSS Authorization and the Radio Regulations of the ITU. NSS is entitled to deal in the NSS Authorization with SES in the manner contemplated in this Agreement. There are no adverse claims, third party rights, charges, mortgages or encumbrances over the NSS Authorization that will be triggered by or in any way adversely affect performance of the Parties’ respective obligations under this Agreement, SES being entitled to acquire rights in accordance with the terms of this Agreement free and clear of such claims, rights, charges, mortgages or encumbrances. The NSS Authorization is currently valid and NSS’ management does not know of any reason or ground (having made all reasonable inquiry) for termination of the NSS Authorization. NSS has complied with all terms of the NSS Authorization and has not committed nor permitted any uncured breach of any provision of the NSS Authorization. NSS’ management does not know (having made all reasonable inquiry) of any litigation or claim concerning the NSS Authorization that is or will be reasonably likely to adversely affect performance of the Parties’ respective rights and obligations under this Agreement. There are no material fees, payments or penalties due in connection with the NSS Authorization; and

(g) A detailed and accurate summary of the inter-satellite network frequency coordination position of the NSS Filings under the Radio Regulations of the ITU has been shown to SES’ counsel subject to a nondisclosure obligation.

10. SES hereby represents and warrants to NSS on the date of this Agreement and which shall be deemed repeated on the date of exercise of the Option and on each date an authorization is duly delivered pursuant to Section 2 (in the case of the Dutch Method being chosen) or on the date of the delivery of the Coordination Letter (in the case of the non-Dutch Method being chosen) that:

(a) It has the right, power and authority to enter into and perform its obligations under this Agreement;

(b) The execution, delivery and performance by SES of this Agreement has been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by SES of this Agreement, and this Agreement constitutes a valid and legally binding obligation of SES, enforceable in accordance with its terms; and

(c) The fulfillment of its obligations will not constitute a material violation of any existing applicable laws of any governmental entity or contract to which it is subject.

11. Without prejudice to either party’s other rights and remedies, if either party fails to comply with its obligations under this Agreement, then the other party shall be entitled to the remedy of specific performance or other equitable relief against the non-complying party, without the necessity of posting a bond, and without the necessity of establishing the inadequacy of any remedy at law. Subject to the limitations set forth in Section 17 below, if either party breaches its obligations hereunder, then the non-breaching party shall also be entitled to exercise all rights available to it under law or in equity.

12. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

13. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party (i) may assign, pledge and grant a security interest in its right, title and interest, in, to and under this Agreement and its rights hereunder as collateral security for any present or future indebtedness, and (ii) may assign its rights and obligations without consent to any entity that acquires all or substantially all of such party’s assets or otherwise succeeds to such party’s interests by way of merger, acquisition or other strategic transaction, and (iii) may assign its rights and obligations without consent to any entity that is an affiliate of that party capable of exercising such rights and performing such obligations.

14. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

15. Failure or delay by any party to this Agreement in exercising any right or remedy of that party under this Agreement shall not operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise of such right or remedy or the exercise of any other right or remedy. Any waiver of a breach of, or a default under, any of the terms of this Agreement shall not be deemed a waiver of any subsequent breach or default, and shall in no way affect the other terms of this Agreement.

16. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF ENGLAND AND WALES, AND SUCH LAWS SHALL APPLY TO ANY DISPUTES OR CONTROVERSIES ARISING HEREUNDER. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE COURTS OF ENGLAND (THE “CHOSEN COURT”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSENCOURT, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 18 OF THIS AGREEMENT.

17. Limitation of Liability. Notwithstanding anything else herein to the contrary, in no event will either party be liable for any incidental, consequential or special damages or loss of revenues, whether foreseeable or not, occasioned by any default by such party hereunder or any other cause. In no event will either party be liable for any direct damages in excess of US $9,500,000 (plus, as determined by any applicable court, applicable interest, legal costs and attorneys fees) as a result of any default hereunder or any other cause unless as a result of such party’s willful breach of its obligations set forth herein.

18. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

To NSS:

New Skies Satellites B.V.

Rooseveltplantsoen 4

2517KR The Hague

The Netherlands

Attention:   General Counsel

Facsimile No.: +31-70 306 4201

To SES:

SES Global Satellite Leasing Limited

15-19 Athol Street,

Douglas,

Isle of Man IMI 1LB Attention: Company Secretary

Facsimile No.: +44 1624 638333

19. If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, provided that this Agreement as so modified or as further modified by a court shall continue to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement, with such further modifications by a court, will not substantially impair the respective benefits or expectations of the parties to this Agreement. If any such modification or deletion would fail to express the original intentions of the parties as to the subject matter of this Agreement, it is the parties’ intention that this Agreement be modified, or other actions be taken by a court or other appropriate body, to reflect such intentions, or at a minimum to restore the parties to the positions they were in prior to execution and delivery of this Agreement.

20. Each of the parties hereby agrees that, except as may be required to comply with the requirements of all applicable laws or rules of a recognized stock exchange, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement or its contents unless specifically approved in writing in advance by the other party hereto (which approval shall not be unreasonably withheld or delayed). In the event of disclosure required by law or rule of a recognized stock exchange, disclosure may be permitted so long as prior to any such disclosure the disclosing party provides the other party with the greatest written notice permitted under the circumstances, so that the disclosing party may seek a protective order or other appropriate remedy. In any such event, the disclosing party will disclose only such information as is legally required and will exercise reasonable efforts to obtain confidential treatment for any information being disclosed.

21. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

22. The parties shall at their own cost and expense promptly do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as may from time to time be necessary for the purpose of giving the full effect of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first forth above.

NEW SKIES SATELLITES B.V.	SES GLOBAL SATELLITE LEASING LIMITED

/s/ Daniel S. Goldberg	/s/ Roman Bausch
By: Daniel S. Goldberg	By: Roman Bausch
Title: CEO	Title: President & CEO
Date: July 11, 2005	Date: July 11, 2005